Exhibit 21.1

Subsidiaries of the Registrant

BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS II SCS (a Luxembourg partnership treated as a US corporation for income tax purposes)

BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS SARL (a Luxembourg company)

BROCADE COMMUNICATIONS LUXEMBOURG SARL (a Luxembourg company)

BROCADE SWITZERLAND HOLDINGS GMBH (a Swiss company)

BROCADE TECHNOLOGY GMBH (a Swiss company)

FOUNDRY NETWORKS, LLC (a Delaware limited liability company)

INRANGE TECHNOLOGIES CORPORATION (a Delaware corporation)

MCDATA CORPORATION (a Delaware corporation)

MCDATA INTERNATIONAL LTD. (a U.K. company)

MCDATA SERVICES CORPORATION (a Minnesota corporation)

Brocade has an additional 38 international subsidiaries and 5 domestic subsidiaries, which have been omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.